As filed with the Securities and Exchange Commission on August 13, 2014

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

CELSUS THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

53 Davies Street

London WIK 5JH

United Kingdom

Telephone: +44-203-318-3004

(Address, including zip code, of principal executive offices)

Celsus Therapeutics PLC 2007 Stock Option Plan, As Amended

Celsus Therapeutics PLC 2014 Equity Incentive Plan
(Full Titles of the Plans)

Mark S. Cohen, Chairman

Celsus Therapeutics PLC

24 West 40th Street

New York, NY 10018

Telephone: (646) 350-0702

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Kenneth R. Koch, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris

Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Telephone: (212) 935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, par value £0.01 per share (1)	5,865,000 shares	$0.57 – $1.51	$5,876,039	$756.83

(1)           American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares, par value £0.01 per share (“Ordinary Shares”), of Celsus Therapeutics PLC (the “Registrant”) are registered on a separate registration statement. Each ADS represents ten Ordinary Shares.

(1)           The number of Ordinary Shares of the Registrant stated above consists of the aggregate number of Ordinary Shares which may be sold (i) upon the exercise of options which have been granted under the Celsus Therapeutics PLC 2007 Stock Option Plan, as amended (the “2007 Plan”), (ii) upon the exercise of options which have been granted under the Celsus Therapeutics PLC 2014 Equity Incentive Plan (the “2014 Plan,” and together with the 2007 Plan, the “Plans”), and (iii) upon the exercise of options or issuance of share-based awards which may hereafter be granted under the 2014 Plan. The maximum number of Ordinary Shares which may be sold upon the exercise of such options or issuance of share-based awards granted under the Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of Ordinary Shares stated above, an indeterminate number of Ordinary Shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per Ordinary Share and the aggregate offering price (a) for outstanding options granted under the 2007 Plan are based upon the weighted-average exercise price of such outstanding options, (b) for outstanding options granted under the 2014 Plan are based upon the weighted-average exercise price of such outstanding options and (c) for shares reserved for future grant or issuance under the 2014 Plan are based on the average of the high and low sales prices of the ADSs, as reported on the Nasdaq Capital Market on August 11, 2014. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share (2)	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2007 Plan	2,686,690	$1.51 (2)(a)	$4,056,902
Shares issuable upon the exercise of outstanding options granted under the 2014 Plan	250,000	$0.60 (2)(b)	$150,000
Shares reserved for future grant under the 2014 Plan	2,928,310	$0.57 (2)(c)	$1,669,137
Proposed Maximum Aggregate Offering Price	5,865,000		$5,876,039
Registration Fee			$756.83

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

1.	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2013 filed with the SEC on March 24, 2014 and as amended on April 7, 2014;

2.	Our Forms 6-K filed with the SEC on March 31, 2014, May 12, 2014 and June 24, 2014; and

3.

The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 30, 2014, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our amended and restated memorandum and articles of association provide that, subject to the Companies Act, every person who is or was at any time a director or other officer (excluding an auditor) of our company may be indemnified out of the assets of our company against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

Traditionally, companies cannot exempt directors and auditors from, or indemnify them against, liability where they are negligent, in default, or in breach of duty or trust. The reason for this is that directors owe duties to their company and Parliament has considered in the past that, in the interests of shareholders, directors should have to face the consequences of their derelictions of duty.

This basic prohibition still stands but pursuant to the 2006 Act, companies can take advantage of a specific exemption to indemnify directors against liabilities to third parties, and can pay directors' costs of defense proceedings as they are incurred (subject to an obligation to repay if the defense is not successful). This was to address concerns that directors of companies with a US listing may face class actions in the US and to help alleviate (at least in the short term) the cost to directors of lengthy court proceedings. The key points of the 2006 Act are:

• Companies may indemnify directors against the legal and financial costs of proceedings brought by third parties. This does not extend to the legal costs of unsuccessful defense of criminal proceedings, fines imposed by criminal proceedings and fines imposed by regulatory bodies;

• Companies may pay directors' defense costs as they are incurred in civil or criminal cases, even if the action is brought by the company itself. However, a director in this situation will be required to pay any damages awarded to the company and to reimburse the company if he fails in his defense (unless the company has indemnified him in respect of his legal costs incurred in civil third party proceedings);

• Pension trustee companies (and their associated companies) may indemnify a director of a qualifying pension scheme against liability incurred in connection with the company's activities as trustee of that scheme;

• Companies may not provide indemnities to directors of UK-incorporated associated companies where it would be unlawful for that indemnity to be provided by the associated company;

• Companies may indemnify officers other than directors;

• Funds provided by the company to a director for these purposes are permitted under section 330 of the Companies Act 1985;

• Any indemnities provided by a company will need to be disclosed in the directors' report and shareholders will be able to inspect any indemnification agreement;

• A decision to indemnify directors under the new rules can be taken by a Company's board and no shareholder vote is required by the legislation; and

• Shareholders may by ordinary resolution ratify an act of a director, although the votes of the relevant director or any person connected with him will not be counted.

The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In addition, U.K. companies can obtain liability insurance for directors and can also pay directors’ legal costs if they are successful in defending legal proceedings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 13, 2014.

CELSUS THERAPEUTICS PLC

By	/s/ Gur Roshwalb
Gur Roshwalb, M.D.
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Mark Cohen, Gur Roshwalb and Dov Elefant, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Celsus Therapeutics PLC, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark S. Cohen	Executive Chairman of the Board	August 13, 2014
Mark S. Cohen

/s/ Gur Roshwalb	Chief Executive Officer and Director	August 13, 2014
Gur Roshwalb, M.D.	(principal executive officer)

/s/ Dov Elefant	Chief Financial Officer	August 13, 2014
Dov Elefant	(principal financial officer and principal accounting officer)

/s/ David Sidransky	Director	August 13, 2014
David Sidransky, M.D.

/s/ Dr. Johnson Yiu-Nam Lau	Director	August 13, 2014
Dr. Johnson Yiu-Nam Lau

/s/ Amos Eiran	Director	August 13, 2014
Amos Eiran

/s/ Robert F. Doman	Director	August 13, 2014
Robert F. Doman

/s/ Allan Shaw	Director	August 13, 2014
Allan Shaw

/s/ Mark S. Cohen	Authorized United States Representative	August 13, 2014
Mark S. Cohen

Celsus Therapeutics PLC

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description of Exhibit

3.1	Celsus Therapeutics PLC, Memorandum of Association**

3.2	Celsus Therapeutics PLC, New Articles of Association**

4.1	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder #
4.2	Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder §
4.3	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment to the Deposit Agreement #

4.4	Celsus Therapeutics PLC 2007 Stock Option Plan (as amended and restated)***
4.5	Second Amendment to 2007 Stock Option Plan, dated June 20, 2012***

4.6	Celsus Therapeutics PLC 2014 Equity Incentive Plan @

4.7	Form of Stock Option Agreement

5.1	Opinion of Fladgate LLP

23.1	Consent of Fladgate LLP (filed as part of Exhibit 5.1)

23.2	Consent of registered public accounting firm

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F (No. 000-54749) filed on June 28, 2012.

***	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F/A (No. 000-54749) filed on August 8, 2012.

#	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012.

§	Incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013.

@	Incorporated by reference to the exhibit previously filed with the Registrant’s Report of Foreign Private Issuer on Form 6-K filed on June 24, 2014.